Exhibit 6.1

UGC HOLDINGS, INC.

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made by and between UGC HOLDINGS, INC. a Delaware Corporation (the “Company”), and UG, LLC, a Delaware limited liability company (successor by merger to Uncommon Giving Corproration), (“UGC”) as of March 4, 2022 (the “Effective Date”) .

RECITALS

WHEREAS, UGC holds 36,622 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), either issued pursuant to that certain Asset Purchase Agreement (“Purchase Agreement”) among UGC, UGIV, LLC, a Delaware limited liability company, Uncommon Workplace, LLC, a Delaware limited liability company (collectively, “Sellers”) and Company dated as of February 4, 2022, pursuant to that certain Subscription Agreement, dated as of the Effective Date between the Company and UGC, or otherwise;

WHEREAS, Pursuant to Article VIII of the Purchase Agreement, Sellers provided indemnification to Company against various losses; and

WHEREAS, Company and the UGC desire to execute this Agreement to impose certain restrictions on the Shares, and to be bound by the provisions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties’ desire to provide for continuity of ownership of the Company to further the interests of the Company and its present and future stockholders, the parties hereby agree as follows:

1.SHARE REPURCHASE.  In the event that any sums are due Company by any of the Sellers pursuant to Section 8.06(b) or 8.09 of the of the Purchase Agreement (each such loss a “Loss” and each such payment due and owing as a result of such Loss, a “Payment”), then each such Payment shall, to the extent there are any Shares available, be offset against and satisfied by the Company’s repurchase (such remedy, the “Repurchase Right”) of the Shares. The number of Shares (rounded up to the nearest whole number) purchased by the Company upon each exercise of the Repurchase Right shall be equal to the amount of the Payment divided by Original Issue Price (as defined below). As used herein, the “Original Issue Price” mean an sum equal to $82.00082, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Any Payments satisfied through such Share repurchase shall be considered paid in full.

2.EXERCISE OF REPURCHASE RIGHT.  At any time when Payments are due, the Repurchase Right may be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company, and delivered as provided in Section 9(a).  Such notice shall identify the number of Shares to be repurchased via offset and shall notify UGC of the date for settlement of such repurchase, which shall be scheduled by the Company in its discretion. Upon delivery of such notice, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Shares being repurchased by the Company, without further action by UGC.  Without limiting the effect of the foregoing or any other provision set forth herein, UGC agrees to promptly execute and deliver all further instruments and documents and take all further action, that may be necessary or desirable, or that the

Company may request, in order to enable Company to exercise and enforce its rights and remedies hereunder in respect of the transfer of the Shares.  If the Shares are certificated, after exercising a Repurchase Right hereunder, the Company, without any further action by UGC, may cancel any existing certificate issued to UGC and reissue a new certificate to UGC for its remaining Shares (after giving effect to the Repurchase Right).

3.ADDITIONAL SHARES.  If, from time to time, UGC obtains additional securities after the Effective Date, such securities shall, on an as converted to Common Stock basis, be immediately subject to this Agreement and be included in the defined term “Shares” for all purposes hereunder with the same force and effect as the Shares presently subject to this Agreement.

4.LIMITATIONS ON TRANSFER; MAINTENANCE OF ENTITY.  In addition to any other limitation on transfer created by any other agreement and applicable securities laws (including, without limitation, the Shareholders’ Agreement by and among the shareholders of the Company dated the Effective Date (the “Shareholder’s Agreement”)), UGC shall not assign, hypothecate, donate, distribute, encumber or otherwise dispose of any interest in the Shares, including to its affiliates, subsidiaries, equity holders (including member, stockholder and partner) or any other party.  UGC shall maintain its entity status during the term of this Agreement and shall not permit itself to be dissolved, liquidated, or terminated.  UGC shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares, whether voluntary, involuntary, or by operation of law, except in compliance with the provisions herein, the provisions of any other agreement to which the Shares are subject and applicable securities laws.

5.CERTIFICATES; RESTRICTIVE LEGENDS.

(a)In the event the Company issues certificates representing Shares, UGC agrees that at all times while this Agreement is in effect, the Company shall maintain possession of such certificates in the Company minute book.

(b)In addition to the existing legends, during the term of this Agreement, the parties hereby agree that all certificates representing Shares, if so issued, shall have endorsed thereon a legend in substantially the following form (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE RIGHT SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.  ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

Upon the termination of this Agreement, the Company shall remove the above legend from all Shares and if necessary reissue a new certificate to UGC without the above legend.

6.REFUSAL TO TRANSFER.  The Company shall not be required (a) to transfer on its books any Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

7.COMPANY APPOINTED ATTORNEY-IN-FACT.  UGC hereby appoints Company as UGC’s attorney-in-fact, with full authority in the place and stead of UGC and in the name of UGC or otherwise, from time to time during the continuance of an Event of Default in Company’s discretion to take any action and to execute any instrument which Company may neem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, any transfer documentation to evidence the exercise of the Repurchase Right and the transfer of applicable Shares in exchange for Payments contemplated by Sections 1 and 2 herein.  Such appointment, being coupled with an interest, shall be irrevocable.  UGC hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.   As used herein, the term “Event of Default” shall mean (a) the failure by UGC to execute any document required by Company pursuant to Section 2 or Section 10(e) herein, and such failure continues for five (5) days after Company’s notice to UGC of such failure, or (b) a purported transfer of the Shares in violation of Section 4 herein, the Shareholder’s Agreement or any other restriction on transfer imposed by applicable securities laws or contractual agreement.

8.TERM.  This Agreement shall terminate on the fifth (5th) anniversary of the Effective Date.

9.MISCELLANEOUS.

(a)Notices. Section 10.02 (Notices) of the Purchase Agreement is hereby incorporated herein mutatis mutandis by reference as if stated at full length herein.

(b)Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon UGC and UGC’s successors, and assigns. The Company may assign the Repurchase Right hereunder at any time or from time to time, in whole or in part subject to the terms of the Stockholders’ Agreement.

(c)Attorneys’ Fees; Specific Performance.  In the event that any suit or action is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals. It is the intention of the parties that the Company, upon exercise of the Repurchase Right, pursuant to the terms of this Agreement, the Company shall be entitled to receive the Shares, in specie, in order to have the Shares available for future issuance without dilution of the holdings of other stockholders.  Furthermore, it is expressly agreed by the parties that money damages are inadequate to compensate the Company for the Shares and that the Company shall, upon proper exercise of the Repurchase right, be entitled to specific enforcement of its rights to receive the Shares.

(d)Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(e)Further Execution.  The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f)Entire Agreement; Amendment.  This Agreement, along with the Purchase Agreement and all of its ancillary documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof.  This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(g)Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)Counterparts.  Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, whether originals or copies transmitted by facsimile or other electronic means, but all of which together will constitute one and the same binding instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this STOCK REPURCHASE AGREEMENT as of the date first written above.

COMPANY:
UGC HOLDINGS, INC.

By:	/s/ Andrew L. Howell
Name: Andrew L. Howell
Title: President

Address: 997 Morrison Drive, Suite 26 Charleston, SC 29403

UG, LLC:

By:	/s/ Ron Baldwin
Name: Ron Baldwin
Title: Chief Executive Officer

Address: 14362 N Frank Lloyd Wright Blvd, #1000 Scottsdale, AZ 85260

SIGNATURE PAGE TO STOCK REPURCHASE AGREEMENT